File 70-7561
               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON,  D. C.  20549
                            Form U-1
                _________________________________
                 POST EFFECTIVE AMENDMENT NO. 12
                               TO
                    APPLICATION - DECLARATION
                              Under
         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                _________________________________
System Energy Resources, Inc.                Entergy Corporation
1340 Echelon Parkway                         639 Loyola Avenue
Jackson, MS  39213                           New Orleans, Louisiana 70113

Entergy Arkansas, Inc.                       Entergy Louisiana, Inc.
425 West Capitol Avenue                      4809 Jefferson Highway
Little Rock, Arkansas 72201                  Jefferson, Louisiana 70121

Entergy Mississippi, Inc.                    Entergy New Orleans, Inc.
308 East Pearl Street                        1600 Perdido Building
Jackson, Mississippi 39201                   New Orleans, Louisiana 70112

     (Names of companies filing this statement and addresses
                 of principal executive offices)
               __________________________________

                       ENTERGY CORPORATION
             (Name of top registered holding company
             parent of each applicant or declarant)
                _________________________________

                        Steven C. McNeal
                  Vice President and Treasurer
                       Entergy Corporation
                        639 Loyola Avenue
                     New Orleans, LA  70113
                         (504) 576-4363

             (Name and address of agent for service)
              _____________________________________

         The Commission is also requested to send copies of communications in connection with this matter to:

       Ann G. Roy, Esq.               Daniel Guetta, Esq.
       Entergy Services, Inc.         Thelen Reid & Priest LLP
       639 Loyola Avenue              40 West 57th Street
       New Orleans, Louisiana 70113   New York, New York 10019

Item 1.   Description of Proposed Transactions.

      Item 1 is amended by adding the following as paragraphs 8 and 9 respectively of Item 1 as added by Post-Effective Amendment
No. 1

      The proposed transactions are also subject to Rule 54. In determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an EWG or FUCO, or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of capitalization or earnings of any subsidiary which is an EG or FUCO upon the registered holding company system if Rule 53(a), (b) and (c) are satisfied. In that regard, assuming consummation of the transactions proposed in this application, all of the conditions set forth in Rule 53(a) are and will be satisfied and none of the conditions set forth in Rule 53(b) exists or, as a result thereof, will exist.

      Entergy's "aggregate investment" in EWGs and FUCOs was approximately $1,058,822,020, representing 40.2% of Entergy's consolidated retained earnings as of September 30, 1999. Furthermore, Entergy has complied with and will continue to comply with the record keeping requirements of Rule 53(a)(2) concerning affiliated EWGs and FUCOs. In addition, as required by Rule 53(a)(3), no more than 2% of the employees of Entergy's domestic public utility subsidiary companies would render services to affiliated EWGs and FUCOs. Finally, none of the conditions set forth in Rule 53(b), under which the provisions of Rule 53 would not be available, have been met."

Item 2.   Fees, Commissions and Expenses.

      Item 2 is further amended by adding the following to the end thereof:

      The fees, commissions and expenses to be paid or incurred by Entergy in connection with the transactions described herein are not expected to exceed $1,532,000.00 including legal fees estimated not to exceed $215,000.00 and fees of Entergy Services, Inc., estimated not to exceed $10,000.00.

Item 6. Exhibits and Financial Statements.

   Item 6 is amended by adding the following:

   -    To be filed by Rule 24 Certificate after execution thereof.

                            SIGNATURE

       Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the undersigned company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.



                                 ENTERGY CORPORATION


                                 By:   /s/ Steven C. McNeal
                                         Steven C. McNeal
                                        Vice President and
                                            Treasurer



Dated: March 3, 2000